Exhibit (a)(16)

General Employee Talking Points

This document is intended to be a guide for managers to respond to employee inquiries related to the company’s announced changes.

Today’s Announcement

•	Today actions that will strengthen our ability to deliver future sustainable growth.

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These changes will enable us to further improve our global operations and efficiency to enhance our position as a leading global healthcare company. In summary, these actions will involve a number of strategic steps:

◦	Implementing a number of operational and cost efficiency measures;

◦	Refining our business portfolio, including commencing a sale process for the U.S. Vitamins, Minerals and Supplements (VMS) business;

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Undertaking initiatives to capture the benefits of the company’s global platform, consolidating and optimizing its global supply chain, procurement and research and development functions in Ireland; and

◦	Investing in our business by authorizing a $2 billion share repurchase plan.

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To support these actions, John Hendrickson, formerly Executive Vice President, Global Operations and Supply Chain, will be promoted to the position of President, effective immediately, reporting to Chairman and CEO, Joe Papa.

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With 26 years of experience at Perrigo, John has a deep understanding of our business, proven management skills and a strong, competitive drive that will ensure Perrigo continues to deliver at the highest levels.

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We are confident that these actions will maintain the momentum we have built over the last decade in leveraging our innovation, and financial leadership in the global healthcare markets in which we compete.

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Your ongoing support and commitment are essential as we continue in building an even stronger and more efficient company, committed to providing Quality Affordable Healthcare Products® to our customers around the globe. With this plan we are making a great company - with an outstanding track record of value creation and compelling prospects for continued growth - even better.

Why now?

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We are confident that Perrigo will emerge from the Mylan tender offer period as a stronger company. Now is the time to move forward with the next phase in the development of our powerful global platform.

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These changes are the natural progression of our global expansion and ongoing focus on operational efficiency, quality, innovation and shareholder value. We are confident that these actions represent the best option for Perrigo shareholders and our global workforce.

What this Means for You

•	I know you will have many questions about how this announcement will impact current operations, organizational structure and employees.

•	As these actions unfold, we will continue to communicate as openly as possible to inform you of any further developments that may impact you directly.

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Your ongoing support and commitment is essential as continue in building an even stronger and more efficient company, committed to providing Quality Affordable Healthcare Products® for our customers and patients around the globe. With this plan we are making a great company - with an outstanding track record of value creation and compelling prospects for continued growth - even better.

Additional Information

•	Additional details on today’s announcement, including the press release, frequently asked questions and a short narrated presentation will be available later today on Inside Perrigo.

•	Your business segment or function will provide more information in the weeks ahead.

Forward-Looking Statements
Certain statements in this communication are forward-looking statements. These statements relate to future events or the Company’s future financial performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results, levels of activity, performance or achievements of the Company or its industry to be materially different from those expressed or implied by any forward-looking statements. In some cases, forward-looking statements can be identified by terminology such as “may,” “will,” “could,” “would,” “should,” “expect,” “plan,” “anticipate,” “intend,” “believe,” “estimate,” “predict,” “potential” or other comparable terminology. The Company has based these forward-looking statements on its current expectations, assumptions, estimates and projections. While the Company believes these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond the Company’s control, including future actions that may be taken by Mylan in furtherance of its unsolicited offer; the timing, amount and cost of share repurchases; and the ability to execute and achieve the desired benefits of announced initiatives. These and other important factors, including those discussed under “Risk Factors” in the Perrigo Company’s Form 10-K for the year ended June 27, 2015, as well as the Company’s subsequent filings with the SEC, may cause actual results, performance or achievements to differ materially from those expressed or implied by these forward-looking statements. The forward-looking statements in this communication are made only as of the date hereof, and unless otherwise required by applicable securities laws, the Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information and Where to Find it
This communication does not constitute an offer to buy or solicitation of an offer to sell any securities. In response to the exchange offer commenced by Mylan N.V., Perrigo has filed a solicitation/recommendation statement on Schedule 14D-9 with the Securities and Exchange Commission (“SEC”). Security holders are urged to read the solicitation/recommendation statement and other relevant materials if and when they become available because they will contain important information. The solicitation/recommendation statement and other SEC filings made by Perrigo may be obtained (when available) without charge at the SEC’s website at www.sec.gov and at the investor relations section of the Perrigo website at perrigo.investorroom.com. Shareholders may also obtain copies of the information by contacting Mackenzie Partners, Inc. at 212-929-5500 or 800-322-2885 Toll-Free in North America or by email at PRGO@mackenziepartners.com.

Irish Takeover Rules
The directors of Perrigo accept responsibility for the information contained in this communication. To the best of the knowledge and belief of the directors of Perrigo (who have taken all reasonable care to ensure such is the case), the information contained in this communication is in accordance with the facts and does not omit anything likely to affect the import of such information.